SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
LIFEPOINT HOSPITALS, INC.

(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A

	(2)	Aggregate number of securities to which transaction applies: N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

	(4)	Proposed maximum aggregate value of transaction: N/A

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.: N/A

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	(4)	Date Filed: N/A

On May 2, 2006, LifePoint Hospitals sent the following letter to its employees via email:
Dear LifePoint Employees:
In early April 2006, you may have received proxy materials, including a “white” proxy card, from LifePoint in connection with the 2006 Annual Meeting of Stockholders. We have received a number of questions because some of you may have also recently received proxy materials, including a “gold” proxy card, from Accipiter Life Sciences Fund, L.P., a hedge fund.
Accipiter has attempted to nominate directors to LifePoint’s Board of Directors. However, as we have previously publicly announced, Accipiter did not timely submit these nominations as required by our By-laws and, therefore, Accipiter’s nominees are not eligible for election at the 2006 Annual Meeting of Stockholders. In addition, as you may have heard, on April 25, 2006, the Delaware Chancery Court ruled in favor of LifePoint and denied Accipiter’s attempt to delay our meeting. We therefore urge you to disregard any “gold” proxy card sent to you by Accipiter.
It is important that your shares be represented at the Annual Meeting of Stockholders to be held on May 8, 2006. Please take a moment to vote by telephone or via the Internet. In addition, you may sign, date and return the “white” proxy card.
Please be assured that I am very focused on this issue with Accipiter. Likewise, it is very important that you are focused on making sure that we work closely with our physicians every day to provide high quality healthcare to our patients in each of our communities. Together, we will continue to be successful. Thank you for everything that you do to support our High Five values and improve our company.
If you have any additional questions or if you need assistance in the last-minute voting of your shares, please do not hesitate to contact Innisfree M&A Incorporated, the firm assisting us in the solicitation of proxies, toll-free at 888-750-5834.
Sincerely yours,
Kenneth C. Donahey
Chairman of the Board,
Chief Executive Officer and President